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5/3     FIFTH THIRD BANCORP

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                                               NEWS RELEASE


CONTACT:    Mary Ann Markwell             FOR IMMEDIATE RELEASE
            502/562-0475                  August 26, 1994


             CUMBERLAND FEDERAL MAYFIELD OFFICE TO BECOME
             FIFTH THIRD SAVINGS BANK OF WESTERN KENTUCKY

      H. David Hale, Cumberland Federal Bancorporation Chairman, announced today that Cumberland Federal Savings Bank in Mayfield will become Fifth Third Savings Bank of Western Kentucky as part of an operating affiliate group consumated with the merger with Fifth Third Bancorp.
      "We're pleased with the merger for several reasons, particularly that our stockholders will now realize an even greater earnings potential, and our customers will have access to a full array of banking products and services," offers Hale.
      Fifth Third Savings Bank of Western Kentucky, located at 406 South Seventh Street in Mayfield, Kentucky, currently serves the residents of Graves County, Kentucky.
      Fifth Third Savings Bank of Western Kentucky Managing Officer Reid Hearn is also positive about the merger. "Customers of the Fifth Third Savings Bank of Western Kentucky will benefit from the expertise that comes from the years of banking experience that the Cumberland and Fifth Third offer," Hearn adds. "Both companies have a strong customer service focus, and we will now be able to enhance our menu of products."
      The Cumberland's other offices, located throughout 12 counties in Kentucky, will open as Fifth Third Banking Centers on Monday, August 29. This includes nine grocery store locations in Louisville and La Grange which will be converted to full-service Fifth Third Bank Marts(R) open seven days a week in Kroger stores. Fifth Third will also assume ownership of Cumberland's two loan production offices (LPOs) located in Murray and Elizabethtown.

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      Upon completion of the merger, Fifth Third Bancorp will have
$14 billion in assets and 11 affiliate banks with 353 full-service Banking Centers, including 77 Bank Marts open seven days a week inside select grocery stores and 549 Jeanie(R) ATMs in Ohio, Kentucky, Indiana and Naples, Florida. Recently named by Salomon Brothers' banking analysts as ranking #1 in overall profitability, productivity, capital and asset quality for the fifth consecutive year, Fifth Third Bancorp's stock is traded on NASDAQ under the symbol "FITB."
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